EXHIBIT 99.4

                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT is made and entered into as of the 15th day of January, 2002, by and between RUBY MINING COMPANY, a Colorado corporation ("Ruby") and Raylen Parra ("Consultant").

     WHEREAS, Consultant has extensive knowledge and experience in dealing with investment dealers in matters regarding introduction of new companies and educating investment personnel with respect to the new companies; and

     WHEREAS, a previous agreement with consultant did not provide enough compensation for Consultant following a significant reduction the value of Ruby's share price; and

     WHEREAS, Ruby desires to have Consultant provide consulting services to and for it and Consultant desires to so provide such services;

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto covenant and agree as follows:

     1. For a period of twelve months, beginning on November 1, 2001 (the "Consulting Period"), Consultant shall serve as a consultant and advisor to Ruby on matters relating to the introduction of Ruby to investment dealers and in educating investment dealers about Ruby.

     2. During the Consulting period, Ruby shall be entitled to Consultant's services for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of, Ruby's Chairman and Chief Executive Officer.

     3. Consultant's services shall be rendered from his office or home, or, at Ruby's request, from Ruby's executive offices. Reasonable travel and living expenses necessarily incurred by Consultant to render services at locations other than his office or home or from Ruby's offices, shall be reimbursed by Ruby promptly upon receipt of proper invoices and statements with regard to the nature and amount of those expenses.

     4. Consultant shall have no authority to bind Ruby by or obtain any obligation, agreement, promise, or representation without first obtaining the written approval of the Chief Executive Officer of Ruby. Consultant shall not incur any liability on behalf of Ruby or in any way represent or bind Ruby in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or representative of the other. Ruby shall indemnify and hold Consultant harmless from and against any liability resulting from the performance of the consulting services hereunder.

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     5. In consideration of Consultant's entering into this Agreement, Ruby has agreed to issue to Consultant on or before January 31, 2002, 200,000 shares of Ruby's Common Stock (the "Shares") with an agreed value equal to the average closing bid price of Ruby's Common Stock during the month of January, 2002.

     6. Ruby agrees to file an S-8 Registration Statement on or before January 31, 2002 to register the Shares for sale.

     7. Consultant understands and agrees that she is an independent contractor rather than an employee or agent of Ruby.

     8. Consultant shall be responsible for withholding, paying and reporting any and all required federal, state or local income, employment and other taxes and charges. Consultant understands and agrees that Ruby will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, worker's compensation or disability insurance.

     9. Consultant agrees that she will not, without Ruby's prior consent, disclose to anyone, any trade secrets of Ruby or any confidential, non-public information relating to Ruby's business, operations or prospects.

     10. It is understood and agreed that the services of Consultant are unique and personal in nature and neither Consultant nor Ruby shall delegate or assign all or any portion of his or its required performance to any other individual, firm or entity.

     11. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, permitted assigns and legal representatives of the parties. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, discussions and other agreements with respect to the subject matter hereof. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.





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IN WITNESS WHEROF, this Agreement has been executed as of the 15th day of
January, 2002.


                                         /s/  Raylen Parra
                                       -----------------------------------------
                                       Raylen Parra


                                       RUBY MINING COMPANY


                                       By:   /s/  Herbert C. Leeming
                                           -------------------------------------
                                             Herbert C. Leeming, CEO


                                       By:   /s/  Murray D. Bradley, Jr.
                                           -------------------------------------
                                             Murray D. Bradley, Jr., Secretary